Exhibit 99.1
Bishop Street Underwriters Announces Strategic Investment by White Mountains

Strategic Investment to Support and Accelerate Growth

NEW YORK, NY, February 26, 2026 – Bishop Street Underwriters (“Bishop Street”), a RedBird Capital Partners portfolio company, today announced that it has completed a strategic structured capital investment of $125 million by White Mountains Insurance Group, Ltd. (“White Mountains”) (NYSE: WTM).

"We are thrilled to welcome White Mountains as a strategic growth partner during a period of unprecedented momentum,” said Chad Levine, Chief Executive Officer of Bishop Street Underwriters. “Bishop Street’s 2025 performance - surpassing $650 million in gross written premium and industry leading organic growth while maintaining a stellar sub-50 percent portfolio loss ratio - validates our commitment to backing elite underwriters, pursuing accretive acquisitions and launching de novo programs. With the addition of White Mountains as a strategic partner, we will look to accelerate our strategy and cement our global footprint in 2026."

Chad Weber, President of Bishop Street Underwriters, added "White Mountains brings a formidable history of scaling successful MGAs, a deep-seated knowledge of the MGA landscape and an understanding of the intricacies of our industry. We are excited to welcome their expertise to our boardroom and leverage their capabilities and connectivity to unlock new opportunities for the platform and our operating partners."

Liam Caffrey, Chief Executive Officer of White Mountains, said, “Bishop Street is quickly emerging as an industry-leading MGA platform. This is a talented executive team with a strong track record of scaling insurance distribution businesses. We believe Bishop Street is well positioned to capitalize on secular growth tailwinds.” Chris Delehanty, Head of M&A of White Mountains added, “We are pleased to partner with RedBird and a team we’ve known for many years. We look forward to collaborating on opportunities to accelerate the company’s growth and performance.”

Mike Zabik, Partner at RedBird Capital Partners, said, “White Mountains is a long-term investor, with deep insurance expertise, an outstanding track record and relevant resources to make them the ideal partner for Bishop Street and RedBird. With an established global footprint and significant opportunities for growth and partnership, this investment and partnership will allow Bishop Street to capitalize on its growth objectives in 2026 and beyond.”

About Bishop Street Underwriters
Bishop Street Underwriters, a RedBird Capital Partners portfolio company, seeks to partner with Managing General Agents (“MGAs”) as well as niche underwriting teams. Bishop Street aims to combine their best-in-class (re)insurance executive team's vision with RedBird’s strong track record, expertise and network in the financial services sector to build a differentiated platform that is uniquely positioned to capitalize on secular growth tailwinds in the industry. For more information, please go to www.bishopstreetuw.com.

About White Mountains
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM and on the Bermuda Stock Exchange under the symbol WTM.BH. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

About RedBird Capital Partners
RedBird Capital Partners is a private investment firm that builds high-growth companies and provides strategic capital solutions to founders and entrepreneurs. Founded in 2014 by Gerry Cardinale, RedBird integrates sophisticated private equity investing with a hands-on business building mandate, focusing on two core ecosystems – Sports, Media & Entertainment and Financial Services. The firm currently manages over $14 billion in assets on behalf of a global group of blue chip institutional and family office investors. For more information, please go to www.redbirdcap.com.

Media Contacts
Bishop Street
Dan Gagnier
Gagnier Communications
bishopstreet@gagnierfc.com
646.569.5897

White Mountains
Rob Seelig
ir@whitemountains.com
+1 (603) 640-2212